                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              OVERHILL FARMS, INC.
                              --------------------
             (Exact name of registrant as specified in its charter)

                  NEVADA                                      75-2590292
                  ------                                      ----------
     (State or other jurisdiction of                       (I.R.S. Employer
      incorporation or organization)                     Identification No.)

                2727 EAST VERNON AVENUE, VERNON, CALIFORNIA 90058
                -------------------------------------------------
               (Address of Principal Executive Offices) (Zip Code)

             2002 EMPLOYEE STOCK OPTION PLAN OF OVERHILL FARMS, INC.

                     2005 STOCK PLAN OF OVERHILL FARMS, INC.
                     ---------------------------------------
                            (Full title of the plan)

                                   JAMES RUDIS
                      CHIEF EXECUTIVE OFFICER AND PRESIDENT
                              OVERHILL FARMS, INC.
                             2727 EAST VERNON AVENUE
                            VERNON, CALIFORNIA 90058
                            ------------------------
                     (Name and address of agent for service)

                                 (323) 582-9977
                                 --------------
          (Telephone number, including area code, of agent for service)

                                    COPY TO:
                                    --------
                                Gregg Amber, Esq.
                           Cristy Lomenzo Parker, Esq.
                               Rutan & Tucker, LLP
                      611 Anton Boulevard, Fourteenth Floor
                          Costa Mesa, California 92626
                                 (714) 641-5100

                                           CALCULATION OF REGISTRATION FEE
===========================================  ================  ===================  ==================  ===============
                                                                   PROPOSED             PROPOSED           AMOUNT OF
                                              AMOUNT TO BE     MAXIMUM OFFERING     MAXIMUM AGGREGATE    REGISTRATION
   TITLE OF SECURITIES TO BE REGISTERED      REGISTERED (1)    PRICE PER SHARE (2)  OFFERING PRICE (2)       FEE (3)
-------------------------------------------  ----------------  -------------------  ------------------  ---------------
2002 Employee Stock Option Plan                800,000 shares       $3.94             $3,152,000.00         $370.99
   Common Stock, $0.01 par value
-------------------------------------------  ----------------  -------------------  ------------------  ---------------
2005 Stock Plan                                550,000 shares       $3.94             $2,167,000.00         $255.06
   Common Stock, $0.01 par value
-------------------------------------------  ----------------  -------------------  ------------------  ---------------
Total                                        1,350,000 shares                         $5,319,000.00         $626.05
===========================================  ================  ===================  ==================  ===============

(1) Registrant is registering 800,000 shares of its common stock that may be issued upon exercise of options granted or to be granted under its 2002 Employee Stock Option Plan and 550,000 shares of its common stock that may be issued pursuant to options or awards granted or to be granted under its 2005 Stock Plan. In the event of a stock split, stock dividend or similar transaction involving common stock of Registrant, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) of the Securities Act of 1933 ("Securities Act").
(2) Calculated pursuant to Rules 457(c) and 457(h) on the basis of the average of the high and low prices per share as reported for such securities on the American Stock Exchange on July 22, 2005.
(3)  Based on a fee rate of $117.70 per $1,000,000.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         The documents containing the information specified in Part I, Items 1 and 2 of Form S-8, will be sent or given to employees in accordance with Form S-8 and Rule 428(b)(1) of the Securities Act. Registrant will furnish without charge to each employee to whom information is required to be delivered, upon written or oral request, a copy of each document incorporated by reference in
Item 3 of Part II of this registration statement, which documents are incorporated by reference in the Section 10(a) prospectus, and any other documents required to be delivered to them under Rule 428(b) of the Securities Act. Requests should be directed to Overhill Farms, Inc., 2727 East Vernon Avenue, Vernon, California 90058, Attention: Chief Financial Officer. Registrant's telephone number is (323) 582-9977.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.       Incorporation of Documents by Reference.
              ----------------------------------------

         The following documents are incorporated by reference in this registration statement:

         (a) Registrant's Form 10-Q for the fiscal quarter ended July 3, 2005 filed with the Securities and Exchange Commission ("Commission") on July 28, 2005 (File No. 001-16699).

         (b) Registrant's Current Report on Form 8-K for May 18, 2005 filed with the Commission on May 24, 2005.

         (c) Registrant's Current Report on Form 8-K for May 3, 2005 filed with the Commission on May 6, 2005.

         (d) Registrant's Form 10-Q for the fiscal quarter ended April 3, 2005 filed with the Commission on April 27, 2005.

         (e) Registrant's Definitive Proxy Statement filed with the Commission on April 25, 2005.

         (f) Registrant's Current Report on Form 8-K for April 18, 2005 filed with the Commission on April 22, 2005.

         (g) Registrant's Current Report on Form 8-K for March 28, 2005 filed with the Commission on March 28, 2005.

         (h) Registrant's Current Report on Form 8-K for February 28, 2005 filed with the Commission on March 4, 2005.

         (i) Registrant's Current Report on Form 8-K for February 24, 2005 filed with the Commission on March 2, 2005.

         (j) Registrant's Form 10-Q for the fiscal quarter ended January 2, 2005 filed with the Commission on February 9, 2005.

         (k) Registrant's Current Report on Form 8-K for February 1, 2005 filed with the Commission on February 7, 2005.

         (l) Registrant's Current Report on Form 8-K for January 6, 2005 filed with the Commission on January 7, 2005.

         (m) Registrant's Form 10-K for the fiscal year ended September 26, 2004 filed with the Commission on December 23, 2004.

         (n) The description of Registrant's common stock contained in Amendment No. 3 to Form 10 filed with the Commission on October 8, 2002, together with any amendment or report filed for the purpose of amending or updating such description.

         (o) Information concerning securities to be issued under the 2002 Employee Stock Option Plan and the 2005 Stock Plan, including the amounts outstanding, exercises, prices and expiration dates, which will be included in the future, either in Registrant's proxy statements, annual reports or appendices to this registration statement.

         All reports and other documents subsequently filed by Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold, or that deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this registration statement and shall be a part hereof from the date of filing such documents.

         For purposes of this registration statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

         Notwithstanding the above, information that is "furnished to" the Commission shall not be deemed "filed with" the Commission and shall not be deemed incorporated by reference into this registration statement.

ITEM 4.       Description of Securities.
              --------------------------

         Not Applicable.

ITEM 5.       Interests of Named Experts and Counsel.
              ---------------------------------------

         Not Applicable.

ITEM 6.       Indemnification of Directors and Officers.
              ------------------------------------------

         Under Nevada law and Registrant's articles of incorporation, Registrant may indemnify any director, officer, or other person who was, is or is threatened to be made a party to any proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that the person is or was serving as a director, officer, employee or agent of Registrant or, at Registrant's request, of another enterprise. Nevada law generally extends this protection against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the proceeding if the person acted in good faith, in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

         Under Registrant's articles of incorporation, Registration must advance an officer's or director's expenses incurred in defending any action or proceeding as they are incurred if Registrant has received an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined that the person was not entitled to indemnification. Regardless of whether a director, officer, employee or agent has the right to indemnity, Nevada law and Registrant's articles of incorporation allow Registrant to purchase and maintain insurance on the person's behalf against liability resulting from the person's corporate role.

         Registrant's articles of incorporation provide that except as required by Nevada law, none of Registrant's directors or officers will be personally liable to Registrant or its stockholders for damages that result from any act or omission in the person's capacity as a director or officer unless it is proven that the act or omission constituted a breach of fiduciary duty and the breach involved intentional misconduct, fraud or a knowing violation of law.

         Registrant's 2002 Employee Stock Option Plan and 2005 Stock Plan provide that neither the members of Registrant's board of directors nor any member of the committee administering the plans shall be liable for any act, omission, or determination taken or made in good faith with respect to the plans or any awards thereunder, and members of the board and the committee shall, in addition to all other rights of indemnification and reimbursement, be entitled to indemnification and reimbursement by Registrant in respect of any claim, loss, damage, liability or expense (including attorneys' fees, the costs of settling any suit, provided such settlement is approved by independent legal counsel selected by Registrant, and amounts paid in satisfaction of a judgment, except a judgment based on a finding of bad faith) arising from such claim, loss, damage, liability or expense to the full extent permitted by law and under any directors' and officers' liability or similar insurance coverage that may from time to time be in effect.

         The Amended and Restated Investor Rights Agreement dated as of October 29, 2002, as amended through October 31, 2003, among Registrant, Levine Leichtman Capital Partners II, L.P. ("LLCP") and James Rudis ("Investor Rights Agreement"), provides that Registrant shall, to the maximum extent permitted by applicable law, indemnify, defend and hold harmless LLCP representatives on Registrant's board or committees, as well as LLCP and LLCP's employees, partners, principals, agents, attorneys, accountants, representatives and affiliates of LLCP (each an "LLCP Party"), from and against all costs, expenses, liabilities, claims, judgments, damages and losses, including all attorneys' fees and the cost of preparation and investigation, incurred in connection with any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (collectively, "Liabilities and Costs"), arising out of or in any way related to the fact that any LLCP Party is or was a director, officer, employee, agent or committee member of Registrant or any subsidiary of Registrant, is or was serving as an observer of the board, or is or was serving at the request of Registrant as a director, officer, employee, trustee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise.

         The Investor Rights Agreement requires advancement of expenses in connection with any matter for which an LLCP Party is or may be entitled to indemnification hereunder, subject to reimbursement if and to the extent a court finally determines that the LLCP Party is not permitted to be indemnified with respect to such matter under applicable law. Registrant also agreed to indemnify each LLCP Party from and against any and all Liabilities and Costs incurred in connection with any claim or action brought to enforce such LLCP Party's rights under the indemnification provisions of the Investor Rights Agreement or under applicable law or Registrant charter or bylaws relating to indemnification, or for recovery under directors' and officers' liability insurance policies maintained by Registrant, regardless of whether such LLCP Party is ultimately determined to be entitled to such indemnification or insurance recovery, as the case may be. If, for any reason, the foregoing indemnification is not available for any reason or is not sufficient to indemnify and hold the LLCP Parties harmless from all such Liabilities and Costs, Registrant has agreed to contribute to the amount of all such Liabilities and Costs paid or payable by any LLCP Party in such proportion as is appropriate to reflect not only the relative benefits received by the Company, on the one hand, and LLCP, on the other hand, but also the relative fault of each, as well as any other equitable considerations.

         During the term of the Investor Rights Agreement, Registrant has agreed to maintain in force and effect one or more policies of insurance covering directors' and officers' liability in an insured amount of not less than $10,000,000. The insurance policies must cover, among other things, claims asserted under federal and state securities laws and such other matters as are customary and appropriate for publicly traded companies operating in Registrant's industry.

         To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Registrant under the provisions described above, Registrant has been informed that in the opinion of the Commission, indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 7.       Exemption from Registration Claimed.
              ------------------------------------

         Not Applicable.

ITEM 8.       Exhibits.
              ---------

          Number   Description
          ------   -----------

          4.1      2005 Stock Plan of Overhill Farms, Inc. (1)

          4.2      Form of Stock Option Agreement under 2005 Stock Plan (2)

          4.3 Form of Restricted Stock Purchase Agreement under 2005 Stock Plan (1)

          4.4 Letter Agreement dated February 24, 2005 between LLCP and Registrant regarding 2005 Stock Plan (2)

          4.5 Amendment dated May 12, 2005 to Letter Agreement dated February 24, 2005 between LLCP and Registrant regarding 2005 Stock Plan (3)

          4.6      2002 Employee Stock Option Plan of Overhill Farms, Inc. (4)

          4.7 Form of Stock Option Agreement under 2002 Employee Stock Option Plan (5)

          5        Opinion of Rutan & Tucker, LLP (5)

          23.1     Consent of Rutan & Tucker, LLP (included in Exhibit 5) (5)

          23.2 Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm (5)

          24 Power of Attorney (contained on the signature pages to this registration statement)

          ------------------

          (1) Filed as an exhibit to Registrant's Form 8-K for February 1, 2005 and incorporated herein by reference.

          (2) Filed as an exhibit to Registrant's Form 8-K for February 24, 2005 and incorporated herein by reference.

          (3) Filed as an exhibit to LLCP's Schedule 13D/A No. 9 and incorporated herein by reference.

          (4) Filed as Exhibit B to Registrant's definitive proxy statement for its 2003 annual meeting of stockholders held August 11, 2003 and incorporated herein by reference.

          (5)      Filed with this Form S-8.

ITEM 9.       Undertakings.
              -------------

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act") that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Registrant pursuant to the foregoing provisions, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vernon, State of California, on July 29, 2005.

                                      OVERHILL FARMS, INC., a Nevada corporation


                                      By:  /s/ JAMES RUDIS
                                           ------------------------------------
                                           James Rudis, Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of James Rudis and John L. Steinbrun his attorney-in-fact and agent, with the power of substitution and resubstitution, for him and in his name, place or stead, in any and all capacities, to sign any amendment to this registration statement on Form S-8, and to file such amendments, together with exhibits and other documents in connection therewith, with the Securities and Exchange Commission, granting to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as he might or could do in person, and ratifying and confirming all that the attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature                         Title                                                 Date
---------                         -----                                                 ----

/s/ James Rudis                   President, Chief Executive Officer (principal         July 29, 2005
---------------                   executive officer) and Chairman of the Board of
James Rudis                       Directors

/s/ John L. Steinbrun             Senior Vice President, Chief Financial Officer        July 29, 2005
---------------------             (principal financial and accounting officer),
John L. Steinbrun                 Chief Operating Officer and Director

/s/ Alexander Auerbach            Director                                              July 29, 2005
----------------------
Alexander Auerbach

/s/ Harold Estes                  Director                                              July 29, 2005
----------------
Harold Estes

/s/ Geoffrey A. Gerard            Director                                              July 29, 2005
----------------------
Geoffrey A. Gerard

/s/ Louis J. Giraudo              Director                                              July 29, 2005
--------------------
Louis J. Giraudo

/s/ John E. McConnaughy, Jr.      Director                                              July 29, 2005
----------------------------
John E. McConnaughy, Jr.

/s/ Alexander Rodetis, Jr.        Director                                              July 29, 2005
--------------------------
Alexander Rodetis, Jr.

/s/ Steven E. Hartman             Director                                              July 29, 2005
---------------------
Steven E. Hartman

                 EXHIBITS FILED WITH THIS REGISTRATION STATEMENT

          Number   Description
          ------   -----------

          4.7      Form of Stock Option Agreement under 2002 Employee Stock
                   Option Plan

          5        Opinion of Rutan & Tucker, LLP

          23.1     Consent of Rutan & Tucker, LLP (included in Exhibit 5)

          23.2 Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm